Exhibit 10.1

Amendment No. 1 to the

Restricted Stock Agreement
Granted Under 2004 Stock Incentive Plan, as amended

This Amendment No. 1, effective as of November 4, 2009,  is to the Restricted Stock Agreement (the “Agreement”) made on January 17, 2007 between Momenta Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Craig Wheeler (the “Participant”).

For valuable consideration, receipt of which is acknowledged, the parties hereto agree to amend the Agreement as follows.

1.             Section 2(a) of the Agreement is hereby deleted and replaced with the following:

Subject to the acceleration provisions set forth in that certain Employment Agreement, dated August 22, 2006, between the Company and the Participant (the “Employment Agreement”), the Shares shall vest and become free from the forfeiture provisions in Section 2(d) hereof and become free from the transfer restrictions in Section 3 hereof on the date that  the Company (or any of the Company’s partners or collaborators) has commercially launched M-Enoxaparin in the United States, provided that (A) such commercial launch shall have occurred prior to January 17, 2011and (B) the Participant is employed by the Company on the date of such vesting event.  For the purpose of this Section and vesting hereunder, “commercial launch” shall not be deemed to have occurred earlier than ten (10) days after the marketing approval of M-Enoxaparin in the United States by the United States Food and Drug Administration.

Except as explicitly set forth herein, all other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Richard P. Shea
Richard P. Shea
Vice President, Chief Financial Officer

/s/ Craig Wheeler
Craig Wheeler